Exhibit 10.19
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”), dated as of December 29, 2008 is entered into by and between the United Business Holdings, Inc. the proposed holding company for Ventana National Bank of California (In Organization) (“Client”) and Community Bank Ventures (“CBV”).
I.	Purpose
     The purpose of this agreement is to engage CBV to provide consulting services that will support the Client’s intent to open a new independent bank. Specific deliverables associated with these services are described in “Scope of Engagement.”
II.	Scope of Engagement. CBV will perform the following services:
     Capital Raising Phase

Deliverable
No.	Title	Description		Due Dates

1	Develop Capital Acquisition Strategy	CBV will assist Client in developing its capital acquisition strategy. The plan will include:		Jan 09
		•	Plan objective
		•	Target capital amount
		•	Target investors
		•	Investor solicitation plan
		•	Resource requirements
		•	Project Plan and Timeline

2	Develop Investor Presentation	CBV will develop the investor presentation. The presentation will include:		Dec 08 - Jan 09
		•	The bank story (target market, the team, the plan, etc.
		•	The investor experience (capital market trends, why de novo banks are good investments, M&A trends, comparison data, other industry related information
		•	The offering
		•	Call to action

3	Present Investor Experience Portion of Presentation	CBV will present the investor experience portion of the presentation. Number of presentations: 6 - 18		Through Project Completion

4	Premium Services	CBV will provide a full array of additional professional services support Client capital efforts. These services include:		Through Project Completion
		•	Develop database system (provides comprehensive reporting and track. Also converts to sales management contact database system for bank’s sale team.
		•	Develop prospective investor list working with management, board, and organizers
		•	Design paper-based and electronic event invitations and related marketing material
		•	Develop and host web-site
		•	Provide logistic support for investor events (invitation mailing, e-mails, RSVP tracking and reporting, name tags, and reception)
		•	Daily tracking and reporting of investor activity
		•	2,000 — 5,000 small to mid-sized businesses in target markets

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III.	Schedule. The Client and CVB have developed a timeline that reflects a best effort by both parties to achieve the project’s purpose. The Schedule serves has a guideline for the project. Actual length of the project will be subject to organizer and management support, regulatory considerations, capital markets, and the overall collaboration of all parties.

IV.	Compensation. The Client shall pay to CBV as compensation for the services described herein the fees as specified in Exhibit A.

V.	Expense Reimbursements. The Client will reimburse CBV for its reasonable documented out-of-pocket expenses (including reasonable fees and disbursements of other consultants, advisors and counsel retained by it with the Client’s consent) incurred in connection with or arising out of CBV’s activities under or contemplated by this Agreement; provided that such expense are pre-approved by the Client’s Executive Committee. Such reimbursement, which is in addition to any compensation payable by the Client to CBV under this Agreement, shall be billed monthly and paid within 30 days after submission by CBV of invoices for such expenses.

VI.	Representation. Warranties. and Covenants of the Parties. The Client represents, warrants, and covenants to CBV as follows:
1.	The Client will furnish to CBV any information concerning the Client and the new bank that CBV reasonably deems appropriate and will provide CBV access to the Client’s officers, directors, accountants, counsel and other advisors. All such information concerning the Client and its subsidiaries will be true and accurate in all material respects when provided, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or were made. The Client acknowledges and agrees that CBV will be using and relying upon such information supplied by the Client, its officers, directors, accountants, counsel and other advisors, and other publicly-available information concerning the Client and its subsidiaries, without any independent investigation or verification thereof or any independent appraisal by CBV of the Client or its business or assets.

2.	The Client shall promptly notify CBV in writing if it becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any information furnished to CBV or any representation or warranty made in or pursuant to this Agreement.
VII.	Representations, Warranties, and Covenants of CBV. CBV represents, warrants, and covenants to the Client as follows:
1.	CBV is organized and validly existing under the laws of California and is in good standing with the California Secretary of State.

2.	CBV has all requisite corporate power and authority to enter into this Agreement.
VIII.	Indemnification. The Parties agree as follows:
1.	Subject to the limitations contained in this section, Client will (i) indemnify and hold harmless CBV and its affiliates, and each director, officer, stockholder, partner, employee, agent, controlling person and assign of CBV and its affiliates (each, a “CBV Indemnified Person”), from and against any and all costs or expenses (including attorneys’ fees), judgments, fines, penalties, losses, claims, diminution in value, settlements, damages or liabilities (collectively, “Costs”), whether foreseeable or unforeseeable, suffered by or asserted against such CBV Indemnified Person, in connection with any claim, action, suit, proceeding, investigation or inquiry, whether

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formal or informal and whether civil, criminal, administrative or investigative (“Claim”), related to or arising out of (y) CBV’s engagement hereunder or its role in connection herewith, or (z) any misrepresentation, breach or nonfulfillment by Client of any warranty, covenant or other provision of this Agreement, and (ii) reimburse such CBV Indemnified Person for all out-of-pocket expenses, including attorneys’ fees, as incurred in connection with investigating, preparing for or defending any such Claim, whether or not such CBV Indemnified Person is named in such Claim. Notwithstanding the foregoing, Client shall not have any obligation hereunder this Section VII.1 with respect to any Claim that is caused primarily by the gross negligence, willful misconduct, or reckless disregard on the part of the CBV Indemnified Person.

2.	Upon receipt by a CBV Indemnified Person of actual notice of any Claim against such CBV Indemnified Person with respect to which indemnity may be sought under this Agreement, such CBV Indemnified Person will promptly notify the Client of such Claim. Failure to notify the Client will not relieve the Client from any liability that the Client may have on account of this indemnity or otherwise, except to the extent that the Client is materially prejudiced by such failure to notify.

3.	The Client will be entitled to participate at its own expense in the defense of any Claim brought to enforce any claim or liability of any CBV Indemnified Person resulting from any such Claim and, if the CBV Indemnified Person so elects, it will be entitled to assume the defense of such Claim at its expense, including the employment of counsel (in which case, so long as such Claim is being prudently defended, the Client will not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by a CBV Indemnified Person other than reasonable costs associated with investigating such Claim). Notwithstanding the foregoing, a CBV Indemnified Person will have the right to employ separate counsel in the defense of a Claim, and the Client will bear the reasonable fees, costs and expenses of one such separate counsel for all CBV Indemnified Persons in each relevant jurisdiction if (i) the use of counsel chosen by the Client to represent the CBV Indemnified Person would present such counsel with a conflict of interest; (ii) such CBV Indemnified Person has reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; (iii) the Client has failed to employ counsel reasonably satisfactory to the CBV Indemnified Person, in the exercise of the CBV Indemnified Person’s reasonable judgment, to represent the CBV Indemnified Person, within a reasonable time after notice of the institution of such Claim; or (iv) the Client authorizes the CBV Indemnified Person to employ separate counsel at the Client’s expense.

4.	The Client will not, without the prior consent of the CBV Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in respect of which indemnification could be sought hereunder (whether or not any person entitled to be indemnified hereunder is a party to such claim, action or proceeding) unless such settlement, compromise, consent or termination includes an express provision unconditionally releasing each such CBV Indemnified Person, satisfactory in form and substance to such CBV Indemnified Person, from and holding each such CBV Indemnified Person harmless against all Costs relating to our arising out of such engagement or any transaction or conduct in connection with such Claim.

5.	The foregoing provisions in this Agreement are in addition to any rights that any CBV Indemnified Person may have at law or otherwise. The foregoing provisions in this Agreement are enforceable by each CBV Indemnified Person and such person’s heirs, representatives and successors, and will survive any termination of this Agreement or the completion of the services hereunder.

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6.	CBV extends the same indemnifications to the Client as Client extends to CBV as outlined in items 1-5.
IX.	Confidential Information. The Client shall furnish CBV with such information as CBV reasonably requires to enable CBV to perform its obligations under this Agreement (“Confidential Information”). CBV shall not disclose Confidential Information without the prior written consent of the Client, except that CBV shall not be required to hold in confidence any Confidential Information that: (i) is or becomes generally available to the public other as a result of disclosure by CBV in breach of this Agreement; (ii) was obtained by CBV from a non-confidential source prior to the receipt of such information from the Client; (iii) is properly received by CBV on a non-confidential basis from any third party who is not prohibited from transmitting the information by a contractual, legal or fiduciary obligation; (iv) is disclosed following the written consent of Client that the Confidential Information is free of restrictions on disclosure; (v) is independently developed by CBV without breach of this Agreement; or (vi) is legally required to be disclosed by CBV. CBV may disclose Confidential Information to its employees, sub-contractors, agents or advisors on a need-to-know basis, provided it first obtains an appropriate non-disclosure agreement. CBV shall return or destroy written Confidential Information upon termination of the Agreement or upon the Client’s request. Client agrees to keep in confidence any and all information regarding (i) CBV’s methods, work product, presentation format and presentations, (ii) the terms of this Agreement and (iii) such other matters as may be governed by the terms of the Confidentiality Agreement, dated as of the date hereof, by and between the Client and CBV.

X.	Term and Termination
1.	Except to the extent provided in subsection (2) below, this Agreement shall become effective as of the date of this Agreement and shall expire when each party has performed all of its obligations hereunder.

2.	Either party may terminate this Agreement upon thirty (30) days’ prior written notice of termination, if there has occurred and is continuing a material breach by the other party of any provision of this Agreement; provided however, that the party seeking termination shall not be in material breach of any provision of this Agreement at the time such notice of termination is given. The power of termination provided by subsection (2) may be exercised only by a notice given in writing, such notice to be deemed given and received upon actual receipt by the party entitled to receive such notice.
XI.	Miscellaneous.
1.	CBV shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Client hereunder. However, Client shall have the right to review and approve such advertisements, which approval shall not be unreasonably withheld or delayed.

2.	The terms of this Agreement shall not be disclosed to any third party without the prior written consent of Client and CBV; provided, however, that to the extent required by law, regulation or policy, such terms shall be disclosed in Client’s regulatory applications and in any securities disclosure materials related to the offering of Client’s common stock. Contemporaneously with the execution hereof, the Client acknowledges that it is entering into a confidentiality agreement, dated as of the date hereof, that will govern the use of proprietary information provided by, or on behalf of, CBV or related to the provision of the services to performed by CBV.

3.	All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their

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respective heirs, successors, representatives and permitted assigns. Except with respect to the indemnification obligations set forth herein this Agreement, nothing expressed or referred to herein is intended or will be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties and for the benefit of no other person.

4.	This Agreement constitutes the entire agreement between the Client and CBV with respect to the subject matter hereof, and no agreements, understandings, restrictions, warranties or representations exist between the parties other than those set forth herein or provided for herein. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No amendment or modification of this Agreement shall be effective except pursuant to a written agreement executed by a duly authorized representative of the party against whom enforcement of the amendment or modification is sought.
XII.	THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION IN ORANGE COUNTY, CALIFORNIA.

XIII.	In the event that an action or suit is brought to declare or enforce any term hereof or any obligation created hereunder, the prevailing party shall be entitled to recover from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or actions, including legal fees and court costs.

XIV.	Nothing is this Agreement and nothing in any statement made by CBV or anyone acting on its behalf shall be construed as a promise or guarantee about the outcome of the proposed engagement, and CBV makes no such promises or guarantees.

XV.	The obligations of CBV hereunder are solely corporate obligations, and no officer, director, employee, agent, member or controlling person (“CBV Person”) will (i) be subject to any personal liability whatsoever to any person in connection with the obligations performed, or to be performed, by CBV under this Agreement, or (ii) have an obligation or liability, in such CBV Person’s individual capacity, to take or omit to take an action in connection with the obligations of CBV under this Agreement. The obligations of Client hereunder to make payments to CBV are solely those of the Funds Agreement and the account established thereby and CBV shall look exclusively to such account for satisfaction of any payments due hereunder. No member of the Executive Committee nor any other organizer, founder, proponent, or other person, whether individually or in any other capacity, will (i) be subject to any

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liability to CBV or a CBV Person in connection with the obligations performed, or to be performed, by Client under this Agreement, or (ii) have an obligation or liability, in such capacity, to take or omit to take any action in connection with the obligations of Client under this Agreement.

XVI.	If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (i) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable. To the extent permitted by law, the parties to the same extent waive any provision of law that renders any provision hereof illegal, invalid or unenforceable in any respect.

XVII.	This Agreement is not intended to and does not, and the obligations undertaken by CBV under this Agreement will not, involve the creation of or constitute any agency relationship, joint venture, company, partnership or similar arrangement by, between or involving the parties. The Client agrees that in performing its obligations pursuant to this Agreement, CBV is in the position of an independent contractor.

XVIII.	The section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” they shall be illustrative and they shall not imply any limitation or exclusion unless the context clearly indicates otherwise. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement. This Agreement is the product of negotiation by the parties, each having an opportunity to seek the assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

XIX.	Whenever any representation or warranty herein is made ‘‘to the knowledge” or words of similar intent or effect of any party or its representative: (i) such statement will be limited to the actual knowledge of the directors and executive officers of such party; and (ii) such person making such statement will not be required to conduct any investigation of the subject mater thereof, and such statement will not imply or be deemed to imply that any such investigation has been conducted.

XX.	Time is of the essence of this Agreement and each and every provision thereof. This Agreement may be amended in whole or in part only in writing and signed by the parties to this Agreement.

XXI.	For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and will be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the party whose signature(s) appear thereon.

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Dated:	1/5/2009	COMMUNITY BANK VENTURES

		By:	/s/ Jeff Rigsby, President

Dated:	1/5/2009	UNITED BUSINESS HOLDINGS, INC.

		By:	/s/Thomas E. Hassey, Chairman

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EXHIBIT A
CONSULTING AGREEMENT — SERVICES AND FEES
CAPITAL ACQUISITION SERVICES

SERVICES		FEES
1.	Develop Capital Acquisition Strategy
2.	Develop Investor Presentation
3.	Present Investor Experience Portion of Presentation
4.	Premium Services

Total Fees		$300,000
Fee Schedule — Method of Payment

1.	Installments: 4
2.	Final payment due upon bank opening

Monthly fee schedule:

1.	Jan 1, 2009	$50,000
2.	Feb 15, 2009	$25,000
3.	Mar 15, 2009	$25,000
4.	Date bank opens	$200,000

/s/ Thomas E. Hassey

Client Authorized Signatures

Client Authorized Signatures

/s/ Jeff Rigsby

CBV Authorized Signature
Date: December 20, 2008

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